Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" in the Prospectuses and to the use of our report dated February 8,2001 with respect to the financial statements of American Enterprise Life Insurance Company in
Post-Effective Amendment No. 7 to the Registration Statement (Form S-1, No. 333-86297) and related Prospectuses for the registration of the Wells Fargo Advantage(SM) Variable Annuity Contracts, Wells Fargo Advantage(SM) Builder Variable Annuity Contracts, American Express Signature One Variable Annuity(SM) Contracts, American Express Signature Variable Annuity(SM) Contracts and American Express New Solutions Variable Annuity(SM) Contracts, to be offered by American Enterprise Life Insurance Company.



/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001